STATEMENT RE COMPUTATION
                             OF PER SHARE EARNINGS
                                   EXHIBIT 11


                                THIRTEEN WEEKS ENDED     THIRTY-NINE WEEKS ENDED
                               -----------------------   -----------------------
                               NOV. 29,      NOV. 30,     NOV. 29,     NOV. 30,
                                  1997        1996         1997         1996

                                              (in thousands)

Average shares outstanding       17,813      17,694        17,744       17,694

Net effect of dilutive stock
  options based on the
  treasury stock method using
  average market price               35        --              31          --

Total                            17,848      17,694        17,775       17,694
                                =======     =======       =======      =======
Net income available to
  common shares                 $ 9,021     $ 8,637       $16,517      $13,459
                                =======     =======       =======      =======

Earnings per share              $  0.51     $  0.49       $  0.93      $  0.76
                                =======     =======       =======      =======